Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS
We consent to the incorporation by reference on Form S-8 of VIASPACE Inc. of our report dated February 24, 2006 relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-KSB of VIASPACE Inc. for the year ended December 31, 2005.
/S/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
Los Angeles, California
July 11, 2006